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                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION



          INCO HOMES CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

          FIRST: The name of the Corporation is Inco Homes Corporation.

          SECOND: The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

               "FOURTH. The Corporation is authorized to issue two classes of shares to be designated Common Stock ('Common Stock') and Preferred Stock ('Preferred Stock'), respectively. The total number of shares which the Corporation is authorized to issue is twenty-one million (21,000,000). Twenty million (20,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share. Upon the amendment of this Article, every six (6) issued and outstanding shares of Common Stock, $0.01 par value per share ('Old Common Stock'), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock, $0.01 par value per share ('New Common Stock'), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the 'Effective Date'), represented outstanding shares of the Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

               No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects, If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the NASDAQ SmallCap Market for the five trading days preceding the Effective Date. Such cash payment, if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein."

          THIRD: This Certificate of Amendment of Restated Certificate of Incorporation shall be effective as of January __, 1997.

          FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the corporation.

                                       1.
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     FIFTH:  That at a special meeting of stockholders held on January 15, 1997, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

     SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this _____ day of January 1997.


                              INCO HOMES CORPORATION,
                              a Delaware corporation



                              By:  _____________________________________
                                   Ira C. Norris, Chairman of the Board,
                                   President and Chief Executive Officer

ATTEST:



By:  ___________________________________________
     Robert H. Daskal, Executive Vice President,
     Chief Financial Officer and Secretary

                                       2.